Exhibit 10.2

AGREEMENT TO FORFEIT

NON-QUALIFIED STOCK OPTIONS

THIS AGREEMENT, dated as of February 23, 2012 (this “Agreement”), between                      (the “Executive”) and WebMD Health Corp. (the “Company”).

WHEREAS, the Company has adopted and sponsors the WebMD Health Corp. Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”), under which the Company is permitted to grant equity based incentive compensation to its employees;

WHEREAS, pursuant to the Plan and the award agreement(s) entered into by and between the Company and the Executive under the Plan (the “Award Agreement(s)”) on the following grant dates(s), the Company granted the Executive the stated number of non-qualified stock options, of which the stated number of options remain outstanding and unexercised as of the date hereof (the “Outstanding Options”):

Grant Date	Aggregate Number of Stock Options Granted	Outstanding Options

WHEREAS, the Outstanding Options have little or no current value based on the exercise price for such Outstanding Options; and

WHEREAS, the Executive wishes to voluntarily forfeit the Outstanding Options for no consideration, and make them available for further awards under the Plan, and the Company wishes to accept such forfeiture.

NOW, THEREFORE, the Executive and the Company hereby agree as follows:

1. Outstanding Options. The Outstanding Options are hereby forfeited, and the Executive shall have no further rights in the Outstanding Options. The Executive and the Company both acknowledge that the Company has not paid or promised to pay to the Executive any consideration, whether now or in the future, with respect to the forfeiture of the Outstanding Options.

2. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including, without limitation, the Award Agreement(s) related thereto.

3. Amendment. Neither this Agreement nor any of the terms hereof may be amended, supplemented, waived or modified except by an instrument in writing signed by the party against which the enforcement of such amendment, supplement, waiver or modification shall be sought.

4. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of principles of conflicts of laws that may require the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, the Executive has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first set forth above.

[Name of Executive]

WEBMD HEALTH CORP.

By:
Name:
Title:

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